                                                                      EXHIBIT 21


                              LIST OF SUBSIDIARIES

Cumberland Bancorp, Incorporated (Tennessee)
         -Cumberland Bank (Tennessee Banking Corporation)
                  Cumberland Finance, Inc. (Tennessee)
                  Cumberland Life Insurance Company, Inc. (Tennessee) Cumberland Mortgage Company, Inc. (Tennessee)
                  CBC Financial Services, Inc. (Tennessee)
                          InsureTennessee, Inc. (Tennessee)
         -BankTennessee (Tennessee Banking Corporation)
         -The Community Bank* (Tennessee Banking Corporation)
         -The Murray Bank (Kentucky Federal Savings Bank)

*The Community Bank operates The Bank of Brentwood, The Bank of Green Hills and The Bank of Franklin